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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                     Date of Report (Date of earliest event
                            reported): July 10, 1996

                             MAI SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)



                    1-9158                         22-2554549
               (I.R.S. employer             (Commission file number)
             identification number)



                      9600 Jeronimo Road, Irvine, CA 92718
                        (Address of principal (Zip Code)
                               executive offices)



                                 (714) 580-0700
                         (Registrant's telephone number
                              including area code)






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Item 5. Other Events.

            Pursuant to an Asset Purchase Agreement, dated as of June 30, 1996, as amended by Amendment No. 1 to Asset Purchase Agreement, dated July 10, 1996 (as amended, the "Asset Purchase Agreement"), MAI Systems Corporation (the "Company") agreed to acquire substantially all the assets and certain liabilities of Hotel Information Systems, Inc. ("HIS"). The closing of the acquisition is subject to certain conditions and is currently expected to take place on or about August 9, 1996.

            The assets to be acquired from Hotel Information Systems, Inc. are to be used in the business of software design, engineering and service relating to hotel information systems. The assets also include the subsidiaries of HIS in Singapore, Hong Kong, Australia and Mexico. As of March 31, 1996, the value of the acquired assets and assumed liabilities would have been approximately $9.8 million and $15.3 million, respectively.

            As consideration for the assets received from HIS, the Company will issue shares of Common Stock with a value of $10.9 million to HIS upon the closing of the Asset Purchase Agreement. The Company will also issue shares of Common Stock with a value of approximately $1.2 million to a holder of one of the assumed debt liabilities of HIS in satisfaction of such liability. Such shares (the "Consideration Shares") are expected to be (i) a number of shares of Common Stock (the "Ordinary Consideration Shares") equal in value to $4,600,000 (497,298 shares at the Per Share Price) based on the Per Share Price, rounded up to the nearest whole share, (ii) a number of shares of Common Stock (the "Put/Call Consideration Shares") equal in value to $6,300,000 (681,082 shares at the Per Share Price) based on the Per Share Price, rounded up to the nearest whole share, and (iii) a number of Put/Call Consideration Shares equal in value to $1,192,549 (128,925 shares at the Per Share Price). The Per Share Price initially is $9.25 and increases periodically following the closing of the acquisition based on the yield of U.S. government securities. The actual number of Consideration Shares to be issued is subject to change based on certain purchase price adjustments. Based on current expectations, the Company will issue approximately 1.3 million shares in the acquisition and will have approximately [8.0] million shares of Common Stock outstanding upon closing of the acquisition.

            The 1,307,305 Consideration Shares will be delivered to an escrow agent pursuant to an Escrow Agreement (the "Escrow Agreement"), to be entered into among the Company, HIS and such escrow agent, to be held in escrow pending

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(i) in the  case of all  Consideration  Shares,  resolution  of  purchase  price adjustments following the closing of the acquisition, (ii) in the case of Ordinary Consideration Shares, resolution of disputes prior to the first anniversary of the closing of the acquisition, or (iii) in the case of Put/Call Consideration Shares, sale of such shares pursuant to a registration statement or any put or call of such shares as described below.

             All of the Consideration Shares will be entitled to certain demand and piggyback registration rights contained in a Put/Call and Registration Rights Agreement (the "Put/Call and Registration Rights Agreement"), to be entered into between the Company and HIS. Any of the 810,007 Put/Call Consideration Shares may be called at the Per Share Price upon exercise of the registration rights applicable to such shares pursuant to the Put/Call and Registration Rights Agreement. The Company may not exercise such call right directly but may transfer such right to a third party (the "Caller"). If such call right is not exercised by a Caller and the Put/Call Consideration Shares are sold pursuant to a registration statement during the five years after the closing of the acquisition, the amount of Put/Call Consideration Shares may increase or decrease depending on whether the price at which such shares are sold is below or above the Per Share Price. Five years after the closing of the acquisition, the Put/Call Consideration Shares not previously disposed of may be called by the Company or may be put to the Company at the Per Share Price.

            The Agreement and Amendment No. 1 to the Agreement are filed as Exhibits 1 and 2. The forms of the Escrow Agreement and the Put/Call and Registration Rights Agreement are filed as Exhibits 3 and 4. The press release announcing the execution of the Agreement is filed as Exhibit 5.

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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  July 23, 1996

                                         MAI SYSTEMS CORPORATION
                                         (Registrant)


                                         By:
                                         Name: Stanley P. Witkow
                                         Title:  Vice President Corporate and
                                                 Legal Affairs and Secretary

























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


                                  EXHIBIT INDEX

Exhibit
Number                  Exhibit


  1                     Asset Purchase Agreement, dated as of June 30,
                        1996, between MAI Systems Corporation and Hotel
                        Information Systems, Inc.

  2 Amendment No. 1 to Asset Purchase Agreement, dated July 10, 1996.

  3                     Form of Escrow Agreement.

  4                     Form of Put/Call and Registration Rights
                        Agreement.

  5                     Press Release issued July 11, 1996.


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